Exhibit 10.4

Power of Attorney

I, 【name】, 【ID card number】, am a shareholder of Goxus (Beijing) Creative and Cultural Ltd. (hereinafter referred to as " GCC ", or "the Company"). I hold 【 】 % shares of GCC (total capital contribution of RMB 【 】yuan) (hereinafter referred to as "the shares of GCC held by me"). With regard to the shares of GCC held by me, I hereby irrevocably authorize Beijing Goxus International Management Consulting Ltd. (hereinafter referred to as "WFOE") (or its authorized person) as my sole and exclusive authorized representative to exercise all my shareholder rights in GCC on my behalf during the effective period of this power of attorney, including, but not limited to the following rights: 1) to participate in the shareholders' meeting of the company and to adopt any proposal at the shareholders' meeting of the company; 2) to propose the convening of an interim shareholders' meeting; 3) to exercise all the shareholder rights enjoyed by me in accordance with the laws and the articles of association, including, but not limited to, selling or transferring or pledging or otherwise disposing of all or any part of the shares of GCC held by me; (4) to designate and appoint the legal representatives, directors, supervisors, general managers and other senior management officers of the company as my authorized representative; (5) to sign documents and meeting minutes and submit any documents to the registry of the company concerned; and (6) sign the transfer contract agreed in the contract of exclusive purchase rights (to which I am a party upon request) on my behalf, and punctually perform the share pledge contract and the contract of exclusive purchase rights (to which I am a party) signed on the same day as this power of attorney. The exercise of this right will not restrict this authorization.

All actions taken by WFOE (or the person authorized by WFOE) on the shares of PSCC held by me shall be regarded as my actions. All documents signed shall be regarded as signed by me, all of which will be acknowledged by me. Moreover, WFOE (or the person authorized by WFOE) shall have the right of sub-authorization, and may re-authorize another person or institution to deal with the aforementioned matters without prior notice to me or my consent.

I hereby agree that WFOE (or the person authorized by WFOE) shall be provided with all assistance necessary for the exercise of shareholders' rights, including, but not limited to, signing resolutions of shareholders' meetings or other legal documents necessary or appropriate at the request of government agencies from time to time.

I hereby confirm that WFOE (or the person authorized by WFOE) shall have the right to , on my behalf, perform all formalities, resolutions and matters required for the legal transfer of all my shares and/or assets and business of GCC to WFOE or its designated transferee, and sign relevant documents, if GCC and/or I fail to transfer the shares and/or assets and business of GCC to WFOE or its designated transferee in accordance with the Exclusive Option Agreement between me, GCC and other shareholders of GCC and WFOE for any reason..

During the period when I am the shareholder of GCC, this authorization shall be irrevocable and continuously valid, starting from the date of signing the power of attorney. This authorization shall survive my disappearance, death or loss of civil capacity. This authorization shall be irrevocable and continuously valid, except where I revoke this authorization in accordance with the WFOE's written notice.

During the period of this power of attorney, I hereby waive all the rights related to the shares of GCC held by me and already granted to WFOE by this power of attorney, and I no longer exercise the said rights on my own.

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Signature:

December 【 】, 2018